Exhibit 99.1
Finance of America to Acquire Reverse Mortgage Assets from Onity Group Subsidiary PHH Mortgage
Proposed acquisition expected to bolster Finance of America’s market leadership and deepen powerful relationship with PHH

PLANO, Texas – November 18, 2025 – Finance of America Reverse LLC (“Finance of America”), the operating subsidiary of Finance of America Companies Inc. (NYSE: FOA) (“FOA”) and the nation’s leading provider of home equity–based retirement solutions, today announced it has entered into an agreement to acquire the home equity conversion mortgage (HECM) servicing portfolio, and certain other reverse mortgage assets, from PHH Mortgage Corporation (“PHH”), a subsidiary of Onity Group Inc. (NYSE: ONIT) (“Onity”), in an all-cash transaction.

In connection with the transaction, Finance of America will also acquire PHH’s pipeline of reverse mortgage loans, bring select members of PHH’s experienced origination team into its platform and enter into a subservicing agreement with PHH, allowing for operational continuity while also diversifying Finance of America’s servicing footprint.

This strategic acquisition is expected to not only grow Finance of America’s high-quality servicing platform but, more importantly, pave the way for a long-term relationship with Onity that accelerates Finance of America’s mission to make responsible home equity access available to more homeowners age 55 and older.

The acquisition is expected to be immediately accretive to earnings, Adjusted Earnings per Share and cash flow. The purchase price will be funded primarily by warehouse and asset-level financing along with available liquidity at the time of closing.

A New Distribution Channel to Drive Growth
Following the transaction, Finance of America and PHH will engage to make Finance of America’s industry-leading proprietary second-lien reverse mortgage product — HomeSafe® Second — available to PHH’s tens of thousands of eligible forward mortgage customers. This expanded relationship is expected to significantly broaden the reach of HomeSafe Second and open a new distribution channel for Finance of America’s differentiated product suite.

“Today’s announcement represents a major step forward in our growth strategy,” said Graham Fleming, Chief Executive Officer of Finance of America. “Beyond the value of acquiring high-quality assets, we anticipate that our expanded relationship with Onity will meaningfully multiply our origination reach. Making our one-of-a-kind HomeSafe Second loan available to eligible borrowers in PHH’s forward mortgage servicing portfolio will position us to serve thousands more older homeowners seeking flexible ways to access their home equity. It’s a powerful catalyst for long-term, profitable growth.”

The transaction, approved by the boards of each of FOA and Onity, is expected to close in the first quarter of 2026, subject to regulatory approvals and customary closing conditions. Additional information regarding today's announcement can be found in Finance of America's Current Report on Form 8-K concurrently filed with the Securities and Exchange Commission ("SEC"), which is available free of charge at the SEC's website at www.sec.gov and on Finance of America's website at https://ir.financeofamericacompanies.com.

Exhibit 99.1
About Finance of America
Finance of America Reverse LLC dba Finance of America (NMLS 2285) is a modern retirement solutions platform that provides customers with access to an innovative range of retirement offerings centered on the home and is the consumer brand and reverse mortgage operating subsidiary of its parent company, Finance of America Companies Inc. (NYSE: FOA). In addition to the reverse mortgage business, Finance of America Companies offers capital markets and portfolio management capabilities primarily to optimize the distribution of its originated loans to investors. Finance of America is headquartered in Plano, Texas. For more information, please visit www.financeofamericacompanies.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s expectations regarding the PHH Transaction. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements are subject to risks, uncertainties, assumptions and other important factors. Factors that could cause the Company’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the PHH Purchase Agreements; the inability to complete the proposed PHH Transaction due to the failure to satisfy other conditions to completion of such transactions; the risk that the proposed PHH Transaction will not be consummated in a timely manner; and the risk that the proposed PHH Transaction will exceed our expected costs.

Additional factors that could cause the Company’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the section entitled “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, originally filed with the SEC on March 14, 2025, as amended by Amendment No. 1 to FOA’s Annual Report on Form 10-K/A, filed with the SEC on May 20, 2025, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Finance of America Media Relations: pr@financeofamerica.com
For Finance of America Investor Relations: ir@financeofamerica.com